Exhibit 10.1

UNITED STATES DEPARTMENT OF COMMERCE

BUREAU OF INDUSTRY AND SECURITY

WASHINGTON, D.C. 20230

In the Matter of:

Seagate Technology LLC

47488 Kato Road

Fremont, CA 94538

Seagate Singapore International Headquarters PTE. LTD.

90 Woodlands Avenue 7

Singapore 737911

Respondents

SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement”) is made by and between Seagate Technology LLC, of Fremont, California (“Seagate US”) and Seagate Singapore International Headquarters Pte. Ltd., of Singapore (“Seagate Singapore”) (collectively, “Seagate”), and the Bureau of Industry and Security, U.S. Department of Commerce (“BIS”) (collectively, the “Parties”), pursuant to Section 766.18(a) of the Export Administration Regulations (the “Regulations”).1

WHEREAS, BIS has notified Seagate of its intentions to initiate an administrative proceeding against Seagate, pursuant to the Regulations;2

[1]

On August 13, 2018, the President signed into law the John S. McCain National Defense Authorization Act for Fiscal Year 2019, which includes the Export Control Reform Act of 2018, 50 U.S.C. §§ 4801-4852 (“ECRA”). While Section 1766 of ECRA repeals the provisions of the Export Administration Act of 1979 (“EAA”), 50 U.S.C. §§ 4601-4623 (except for three sections which are inapplicable here), Section 1768 of ECRA provides, in pertinent part, that all rules and regulations that were made or issued under the EAA, including as continued in effect pursuant to the International Emergency Economic Powers Act, 50 U.S.C. § 1701, et seq. (“IEEPA”), and were in effect as of ECRA’s date of enactment (August 13, 2018), shall continue in effect according to their terms until modified, superseded, set aside, or revoked through action undertaken pursuant to the authority provided under ECRA.

[2]

The Regulations are currently codified in the Code of Federal Regulations at 15 C.F.R. Parts 730-774 (2022). The charged violations occurred from 2020-2021. The Regulations governing the violations at issue are found in the 2020-2021 versions of the Code of Federal Regulations (15 C.F.R. Parts 730-774). The 2022 Regulations set forth the procedures that apply to this matter.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

WHEREAS, BIS has issued a Proposed Charging Letter to Seagate that alleges that Seagate committed 429 violations of the Regulations, specifically:

Charges 1 - 429 15 C.F.R. § 764.2(a) – Engaging in Prohibited Conduct

1.

As described in greater detail below, between on or about August 17, 2020 and on or about September 29, 2021, Seagate US and Seagate Singapore engaged in conduct prohibited by the Regulations on 429 occasions when they ordered or caused the reexport, export from abroad, or transfer (in-country) of approximately 7,420,496 hard disk drives (“HDDs”), items subject to the EAR and valued at approximately $1,104,732,205, to Huawei Technologies Co., Ltd. (“Huawei”) or other Huawei entities listed on the BIS Entity List and/or where listed Huawei entities were a party to a transaction involving such items without a license or other authorization from BIS.[3]

Huawei Added to the Entity List

2.

On May 16, 2019, Huawei and certain of its non-U.S. affiliates were added to the Entity List. Licensing requirements were imposed on exports, reexports, and transfers (in-country) of all items subject to the EAR destined to or involving the listed Huawei entities.[4]

3.

The Entity List designation was based on a determination made by multiple U.S. government agencies “that there is reasonable cause to believe that Huawei has been involved in activities contrary to the national security or foreign policy interests of the United States.”[5] Specifically, the End-User Review Committee, composed of representatives of the U.S. Departments of Commerce (Chair), State, Defense, and Energy, determined that the listings were necessary to protect U.S. national security or foreign policy.

[3]	See 85 Fed. Reg. 51596 (Aug. 20, 2020).
[4]	See 84 Fed. Reg. 22961 (May 21, 2019), 84 Fed. Reg. 43493 (Aug. 21, 2019), and 85 Fed. Reg. 51596 (Aug. 20, 2020).
[5]	See 84 Fed. Reg. 22961.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

4.

In announcing the designation, BIS cited allegations contained in a 2019 superseding criminal indictment in the U.S. District Court for the Eastern District of New York, charging Huawei with 13 counts of violating U.S. law (“Superseding Indictment”). The Superseding Indictment alleged that “Huawei and an Iranian based affiliate, working with others, knowingly and willfully conspired to impair, impede, obstruct, and defeat, through deceitful and dishonest means, the lawful government operations of OFAC [the Treasury Department’s Office of Foreign Assets Control].”[6]

5.

Over time, other Huawei entities were added to the Entity List as the Departments of Commerce, Defense, State, and Energy determined “those affiliates pose a significant risk of involvement in activities contrary to the national security or foreign policy interests of the United States.”[7] Over 100 Huawei entities were placed on the Entity List by August 2019 and more than 150 by the end of the following year.

The Foreign-Produced Direct Product Rule

6.

On August 17, 2020, due to continued national security and foreign policy concerns, BIS imposed controls over certain foreign-produced items “to better address the continuing threat to U.S. national security and U.S. foreign policy interests posed by Huawei and its non-U.S. affiliates.”[8] Specifically, effective August, 17, 2020, BIS imposed a license requirement on foreign produced direct products (“FDP”) of certain U.S.-origin software and technology when (1) “there is “knowledge” that [a listed Huawei entity] is a party to any transaction involving the foreign-produced item” and (2) “the foreign-produced item is produced by any plant or major component of a plant that is located outside the United States… [and that] itself is a direct product of U.S.-origin “technology” or “software” subject to the EAR that is specified in” certain Export Control Classification Numbers (“ECCN”), including, but not limited to, ECCN 3E991.[9]

7.

As a consequence of the controls described above, Huawei cannot receive items subject to the FDP rule or act as a party to the transaction, e.g., as the “purchaser,” “intermediate consignee,” “ultimate consignee,” or “end-user,” without a license from BIS.[10]

[6]	Id.
[7]	See 84 Fed. Reg. 43493 (Aug. 21, 2019) and 85 Fed. Reg. 51596 (Aug. 20, 2020).
[8]

See 85 Fed. Reg. 51596 (Aug. 20, 2020) (imposing licensing requirements on the foreign-produced direct product of certain U.S.-origin technologies and software, effective August 17, 2020). The August 20, 2020 rule amended changes to the FDP rule made earlier that year “in response to public comments identifying ways Huawei and its non-U.S. affiliates on the Entity List may be procuring items not subject to the EAR that are the direct product of specified U.S. technology or software and, in so doing, creating an uneven playing field for persons whose comparable items are subject to the EAR.” Id. at 51602 (referencing a May 2020 rule, 85 Fed. Reg. 29,849 (May 19, 2020)). The FDP rule has since been moved from footnote 1 of Supp. No. 4 to Part 744 of the Regulations to Section 734.9(e)(1) of the Regulations. See 87 Fed. Reg. 6022 (Feb. 3, 2022) and 87 Fed. Reg. 62186 (Oct. 13, 2022).

[9]	See 85 Fed. Reg. 51596 (Aug. 20, 2020). See also 15 C.F.R. § 772.1 (defining the terms “knowledge,” “technology,” and “software”).
[10]	85 Fed. Reg. 51596 (Aug. 20, 2020).

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

8.

Two of the three companies capable of making HDDs promptly—and publicly— stated that they had ceased sales to Huawei. The two companies also indicated that they would not sell to Huawei unless or until they received authorization from BIS. Only Seagate continued HDD sales and transactions involving Huawei. The company incorrectly interpreted the FDP rule to require evaluation of only the last stage of its HDD manufacturing process rather than the entire process.

Seagate’s HDD Plants

9.

Seagate had HDD manufacturing sites in China, Northern Ireland, Malaysia, Singapore, Thailand, and the United States. Seagate used equipment, including testing equipment, subject to the EAR and the FDP rule. Seagate used a fully automated laser-based surface inspection system manufactured by Company One (“Company One’s equipment”) to detect and classify critical defects on HDDs’ substrates and media such as micro pits, bumps, and particles. Company One’s equipment also contained multiple applications for research and development, process development, production monitoring, and failure analysis. At all relevant times, Company One’s equipment was subject to the EAR, classified as ECCN 3B992, and was the direct product of U.S.-origin ECCN 3E991 technology. “[A]ny equipment [in one of the FDP rule’s specified ECCNs] that is involved in any of the production stages is considered essential.”[11] As such, Company One’s equipment was essential, i.e. a major component, of the Seagate HDD plants. As a result, pursuant to footnote 1 of Supp. No. 4 to Part 744 of the EAR, Seagate was prohibited from exporting the HDDs from abroad to a listed Huawei entity, and from involving a listed Huawei entity as a party to the transaction, without a BIS license.

10.

Seagate also used other equipment subject to the EAR and the FDP rule to produce the HDDs it shipped to, or in transactions involving, Huawei and its listed affiliates. In particular, to produce the HDDs’ wafers and sliders, Seagate used Company Two’s Ion Beam Etch (“IBE”), Ion Beam Deposition (“IBD”), and Physical Vapor Deposition (“PVD”) equipment (collectively, “Company Two’s equipment”), which were subject to the EAR, classified under ECCN 3B992, and the direct product of U.S.-origin ECCN 3E991 technology.

11.

Like Company One’s equipment, Company Two’s equipment was essential, i.e. a major component, of Seagate’s HDD plants. The IBE and IBD were used in critical head manufacturing steps in wafer and slider fabrication facilities in Northern Ireland, Thailand, and the United States. The IBE was used for etching complex geometries and non-volatile materials for sensor, writer, and air bearing surfaces while the IBD was used for depositing highly uniform step coverage with high quality film properties for the sensor. The PVD equipment was used to deposit thin films of metal and dielectric materials.

[11]	See 85 Fed. Reg. at 51601 (emphasis in original).

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

Seagate’s Unlicensed Sales to and involving Huawei

12.

On or about September 14, 2020, during a conference at which a Seagate HDD competitor said publicly that it had ceased sales to listed Huawei entities and saw no current path forward to continue the sales absent a BIS license, Seagate announced it was charting a different path.

13.

Seagate US’s Executive Vice President and CFO said “So of course we are still going through the final assessment, but from what I have seen until now, I don’t see any particular restriction for us in term[s] of being able to continue to keep the Huawei or any other customers in China. So, we don’t think we know we need to have a specific license….” Within days of that statement, which came less than a month after publication of the August 2020 FDP rule, Seagate was already Huawei’s sole source provider of the HDDs since Seagate’s competitors had stopped selling due to the rule.

14.

On or about December 7, 2020, Huawei and Seagate entered a three-year Strategic Cooperation Agreement. The agreement signed on behalf of Seagate Singapore by Seagate US, named Seagate as “Huawei’s strategic supplier,” granting Seagate “priority basis over other Huawei suppliers.” At the time, there were no other HDD suppliers to compete for Huawei’s business because its competitors had stopped selling to Huawei after the August 2020 FDP rule.

15.

As part of the Strategic Cooperation Agreement, Seagate agreed to provide Huawei with Seagate’s “newest and most advanced technologies available in order to support and sufficiently maintain Huawei’s products in terms of innovation and market leadership….” The companies agreed to the formation of dedicated collaboration teams “to carry out in-depth cooperation in the areas of R&D, technology, quality, delivery, commercial affairs, and total cost of operation.” Seagate and Huawei agreed to designate senior executives “as the sponsor[s] for the strategic partnership” and appoint staff to coordinate activities and management of the relationship. Seagate agreed to “set up a dedicated stand-alone service team to support the business with Huawei.”

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

16.

Huawei, in turn, expressed its appreciation to still have an HDD supplier. Writing to Seagate days after the signing of the companies’ Strategic Cooperation Agreement, a Huawei executive stated that, “In 2020, despite the global pandemic, Seagate and Huawei are about to reach our new milestone of 600+M USD thanks to our concerted efforts.” Huawei congratulated Seagate on becoming the company’s priority supplier: “Seagate well seized the opportunity and successfully won the big share, laying a solid foundation for our cooperation in the coming year.” Huawei’s words were forwarded to Seagate senior leadership: “Huawei is grateful for our support–great milestone indeed with $600M revenue in [calendar year (“CY”) 2020] just for HDD. CY19 was less than $400M.”

17.	Seagate’s sales to Huawei continued over time, even as multiple companies announced that they had stopped shipping to Huawei:

•	STMicroelectronics – Earnings Call, Q3 2020 – “We have stopped to ship any pieces to Huawei starting September 15…”;

•	Western Digital – Deutsche Bank Conference – “We have paused shipping to Huawei, so we’re currently not shipping to Huawei for hard drives…”;

•	Micron Technology – Earnings Call, Q4 2020 – “We halted shipments to Huawei on September 14…”;

•	SK Hynix – Earnings Call, Q3 2020 – [RE: shipments to Huawei] “…we have requested a license from the U.S. government”;

•	Nikkei Asian Review article – September 2020 – “Japanese chip makers [Sony, Kioxia, Mitsubishi, Renesas, Toshiba] scramble to replace Huawei sales after US ban”; [12]

•	Taipei Times, September 2020, “Macronix seeks US break on Huawei”; [13] and

•	Broadcom – Form 10-Q, September 2020 – “…require us to suspend sales to Huawei unless we first obtain licenses from the U.S. Department of Commerce.”

FDP Rule Notification to Seagate

18.

On or about January 27, 2021, Company Two sent Seagate a FDP rule notification saying “[Company Two] and its subsidiaries are subject to U.S. export controls and therefore any equipment, parts and components (and associated technology and software) sold by [Company Two] are subject to these new restrictions.” The notice, which was distributed to Seagate US, said that Company Two’s IBE and IBD were made from ECCN 3E991 technology. As a result, a BIS license requirement would be triggered if the equipment was “involved in any essential “production” or “development”… including product engineering, manufacture, integration, assembly (mounting), inspection, testing and quality assurance” and the foreign-produced item was destined to or involved a listed Huawei entity. After receiving this notification, Seagate continued its shipments to Huawei.

[12]

Yoichiro Hiroi, Japanese chipmakers scramble to replace Huawei sales after US ban, Nikkei Asia (Sept. 16, 2020), https://asia.nikkei.com/Spotlight/Huawei-crackdown/Japanese-chipmakers-scramble-to-replace-Huawei-sales-after-US-ban .

[13]	Lisa Wang, Macronix seeks US break on Huawei, Taipei Times (Sept. 11, 2020), https://www.taipeitimes.com/News/biz/archives/2020/09/11/2003743175.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

Seagate Extends Huawei Multiple Credit Lines

19.

In January 2021, Seagate US was notified that Huawei had placed a purchase order for two million HDDs. A Seagate US senior manager wrote upon hearing news of the new purchase order, “this is great!!!” Seagate proceeded to cause the export from abroad or transfer (in-country) of millions of HDDs to Huawei and repeatedly extended credit lines for Huawei’s purchases.

20.

For example, on or about January 14, 2021, a Seagate credit and collections monitor submitted a request seeking Seagate US authorization to extend Huawei a temporary credit line with Seagate for $280 million. The new credit line was in addition to Huawei’s existing permanent credit line of $120 million as well as a $230 million temporary extension granted in 2019. Seagate US approved the January 2021 credit line extension for $280 million by close of business on the day of the request.

21.

On or about March 17, 2021, an additional temporary line of credit for Huawei of $350 million was sought. The requestor also noted “that this temp line will be the largest exposure of Seagate following unlimited credit lines if approved.” The request was approved by Seagate US within minutes.

22.

On or about July 14, 2021, yet another temporary line of credit for Huawei was sought. This request was for $185 million over the existing $210 million line of credit. The request noted “that this temp line will be the 3rd largest exposure of Seagate following unlimited credit lines if approved.” This request was approved by Seagate US.

23.

On or about September 16, 2021, a Seagate credit and collections monitor again initiated a request for a temporary line of credit for $230 million. This temporary line was in addition to Huawei’s $120 million permanent credit line and would supersede the then-current temporary credit line of $185 million. Once again, the request was approved by Seagate US.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

24.

As a result of the approvals detailed above, between in or around January 2021 and in or around September 2021, Seagate US authorized extending to Huawei multiple temporary credit lines totaling more than one billion dollars. In the meantime, the sales volume and quick timeframe meant that Seagate struggled to maintain production. On or about December 8, 2020, in a conversation among Seagate US senior leadership, a member of Seagate US senior leadership, in response to an expression of disappointment with the shipping volume requested by a U.S. customer, explained that “On [U.S. customer], we took the numbers down actually, moved supply to support China.” Seagate was still unable to meet Huawei’s demands for more HDDs. In an email sent on or about January 18, 2021, among Seagate staff that was marked both “critical” and “urgent,” Seagate staff noted that “Huawei is getting anxious as we have been their only HDD supplier since 15Sep’20 and they are close to line down situation should we be unable to support [HDD] Evans pilot shipments.”

Continued Exports from Abroad to and involving Listed Huawei Entities

25.

Huawei’s push to have Seagate produce an increasing number of HDDs continued as Seagate’s competitors declined to ship their items to Huawei absent a BIS license. By early February 2021, Huawei, attempting to preserve the appearance of being able to maintain its production line despite the BIS Entity List designation, suggested that it would look elsewhere for a supplier: “Huawei is still pushing us on the supply, but this time they add a time line [sic] that if we cannot make more support before end of Feb, will be risk to cancel POs in March.” (Emphasis in original.) Seagate began internal discussions about swapping earlier delivery dates of HDDs from other customers and sending the HDDs to Huawei instead.

26.

Despite production and supply concerns, Huawei and Seagate Singapore signed a Long Term Agreement (“LTA”) on or about March 29, 2021. The agreement, in effect between January 1, 2021 – December 31, 2021, and subject to automatic extension unless terminated, was signed on Seagate Singapore’s behalf by Seagate US. The LTA “represents the intent of the parties to cooperate in new technology co-development, early access to new [HDD] Products and related business on a worldwide basis.” Under the terms of the LTA, Huawei agreed to purchase no less than 5.2 million units of “enterprise class” HDDs “such as mission critical and nearline HDDs” in 2021. Seagate was named a “key strategic supplier” of Huawei and agreed to “regard Huawei as a strategic customer” and “maintain a service team for Huawei.” Seagate also agreed to “engage in-depth technical collaboration” and customer support “subject to compliance to US trade entity list rules (if applicable), and any other applicable export related laws and rules, for new product qualification and joint development.”

27.

Seagate’s sales to or involving listed Huawei entities continued until on or about September 29, 2021. By then, more than a year had elapsed since the publication of the August 2020 FDP rule as well as public statements from Seagate’s competitors that they had ceased HDD sales to or involving listed Huawei entities. Between on or about August 17, 2020 and on or about September 29, 2021, Seagate ordered or caused the reexport, export from abroad, or transfer (in-country) of approximately 7.4 million HDDs, valued at approximately $1.1 billion, to or involving listed Huawei entities.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

28.	Through its conduct described above, Seagate US and Seagate Singapore committed 429 violations of Section 764.2(a) of the Regulations, for which they are jointly and severally liable.

WHEREAS, Seagate has reviewed, with the assistance of counsel, the terms of this Agreement, the Proposed Charging Letter and is aware of the allegations made against it and the administrative sanctions that could be imposed against it;

WHEREAS, Seagate fully understands the terms of this Agreement and the Order (“Order”) that the Assistant Secretary of Commerce for Export Enforcement will issue if he approves this Agreement as the final resolution of this matter;

WHEREAS, Seagate enters into this Agreement voluntarily and with full knowledge of its rights, after having consulted with counsel;

WHEREAS, Seagate states that no promises or representations have been made to it other than the agreements and considerations herein expressed;

WHEREAS, Seagate admits committing the alleged conduct described in the Proposed Charging Letter; and

WHEREAS, Seagate agrees to be bound by the Order, if issued;

NOW THEREFORE, the Parties hereby agree, for purposes of this Settlement Agreement, as follows:

1. BIS has jurisdiction over Seagate, under the Regulations, in connection with the matters alleged in the Proposed Charging Letter.

2. The following sanctions shall be imposed against Seagate:

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

a. Seagate shall be assessed a civil penalty in the amount of $300,000,000. Payments shall be made to the U.S. Department of Commerce in quarterly installments of $15,000,000, over the next five years, with the first payment due not later than October 31, 2023, and each quarterly installment due three months thereafter until the final installment due on July 31, 2028, as follows:

Payment Number	Amount	Date Due
1	$15,000,000	October 31, 2023
2	$15,000,000	January 31, 2024
3	$15,000,000	April 30, 2024
4	$15,000,000	July 31, 2024
5	$15,000,000	October 31, 2024
6	$15,000,000	January 31, 2025
7	$15,000,000	April 30, 2025
8	$15,000,000	July 31, 2025
9	$15,000,000	October 31, 2025
10	$15,000,000	January 1, 2026
11	$15,000,000	April 30, 2026
12	$15,000,000	July 31, 2026
13	$15,000,000	October 31, 2026
14	$15,000,000	January 31, 2027
15	$15,000,000	April 30, 2027
16	$15,000,000	July 31, 2027
17	$15,000,000	October 31, 2027
18	$15,000,000	January 31, 2028
19	$15,000,000	April 30, 2028
20	$15,000,000	July 31, 2028

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

Payment shall be made in the manner specified in the attached instructions. If any of the installment payments is not fully and timely made, any remaining scheduled installment payments may become due and owing immediately.

b. In accordance with the schedule below, Seagate shall complete a total of three (3) audits of its export controls compliance program. The first audit shall be an external audit and the remaining two audits shall be internal audits. Seagate shall hire an unaffiliated third-party consultant with expertise in U.S. export control laws to conduct the external audit of its compliance. All three audits will audit Seagate’s compliance with the license requirements of § 734.9 of the Regulations. The results of the audits, including any relevant supporting materials, shall be submitted to the Department of Commerce, Bureau of Industry and Security, Office of Export Enforcement, 160 W. Santa Clara Street, Suite 725, San Jose, California 95113 (“BIS San Jose Field Office”). The first external audit report shall be due to the BIS San Jose Field Office no later than May 1, 2024, and shall cover calendar years 2021 through 2023 except those transactions contained in the Proposed Charging Letter. The second internal audit report shall

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

be due no later than May 1, 2026, and shall cover calendar years 2024 through 2025. The third internal audit report shall be due no later than July 1, 2027, and shall cover calendar year 2026. Said audits shall be in substantial compliance with the Export Compliance Program (ECP) sample audit module. The ECP sample audit module is available on the BIS web site at https://www.bis.doc.gov/index.php/documents/pdfs/1641-ecp/file. In addition, where said audits identify actual or potential violations of the Regulations, Seagate shall promptly provide copies of the export control documents and supporting documentation to the BIS San Jose Field Office.

c. For a period of five (5) years from the date of the Order, Seagate shall be made subject to a denial of its export privileges under the Regulations (“denial”). As authorized by Section 766.18(c) of the Regulations, such denial shall be suspended during this five-year period and shall thereafter be waived, provided that Seagate has made full and timely payment in accordance with Paragraph 2.a above and has timely completed and submitted the audits in Paragraph 2.b. If, during the five-year period of the Order, Seagate does not make full and timely payment or has not timely completed and submitted the audits, the suspension may be modified or revoked by BIS and a denial order (including a five-year denial period) activated against Seagate. If the suspension is modified or revoked, the activation order may also revoke any BIS licenses in which Seagate has an interest at the time of the activation order.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

Should the suspension of the denial be modified or revoked pursuant to Section 766.17(c) of the Regulations, and a denial order (including a five-year denial period) be activated against Seagate, for the duration of such denial order, Seagate, and when acting for or on its behalf, its successors, assigns, representatives, agents, or employees (hereinafter collectively referred to as “Denied Person”), may not, directly or indirectly, participate in any way in any transaction involving any commodity, software or technology (hereinafter collectively referred to as “item”) exported or to be exported from the United States that is subject to the Regulations, or in any other activity subject to the Regulations, including, but not limited to:

i. Applying for, obtaining, or using any license, license exception, or export control document;

ii.Carrying on negotiations concerning, or ordering, buying, receiving, using, selling, delivering, storing, disposing of, forwarding, transporting, financing, or otherwise servicing in any way, any transaction involving any item exported or to be exported from the United States that is subject to the Regulations, or engaging in any other activity subject to the Regulations; or

iii.Benefitting in any way from any transaction involving any item exported or to be exported from the United States that is subject to the Regulations, or from any other activity subject to the Regulations.

d. Compliance with the terms of this Agreement and the Order, including the full and timely payment of the civil penalty agreed to in Paragraph 2.a, above, and the timely completion of the audits and submission of the audit results in Paragraph 2.b, are hereby made conditions to the granting, restoration, or continuing validity of any export license, license exception, permission, or privilege granted, or to be granted, to Seagate.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

3. Subject to the approval of this Agreement pursuant to Paragraph 8 hereof, Seagate hereby waives all rights to further procedural steps in this matter, including, without limitation, any right to: (a) an administrative hearing regarding the allegations in any charging letter; (b) request a refund of any civil penalty paid pursuant to this Agreement and the Order, if issued; and (c) seek judicial review or otherwise contest the validity of this Agreement or the Order, if issued. Seagate also waives and will not assert any Statute of Limitations defense, and the Statute of Limitations will be tolled, in connection with any violation of the Act or the Regulations arising out of the transactions identified in the Proposed Charging Letter or in connection with collection of the civil penalty or enforcement of this Agreement and the Order, if issued, from the date of the Order until the later of the date Seagate pays in full the civil penalty agreed to in Paragraph 2.a of this Agreement, has completed the audits and submitted the audit results in Paragraph 2.b, or the five-year suspension period under the Order has successfully run.

4. Seagate shall not dispute or deny, directly or indirectly, the allegations contained in the Proposed Charging Letter or Order, if issued, or take any position contrary thereto in any public statement. The foregoing does not affect Seagate’s testimonial obligations in any administrative or judicial proceeding, nor does it affect its right to take legal or factual positions in litigation or other legal proceedings in which the U.S. Department of Commerce is not a party, provided that Seagate acts consistent with its admission to committing the alleged conduct described in the Proposed Charging Letter.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

5. BIS agrees that, while Seagate is in compliance with and upon successful compliance in full with the terms of this Agreement and the Order, if issued, BIS will not initiate any further administrative proceeding against Seagate in connection with any violation of the Regulations arising out of the transactions specifically detailed in the Proposed Charging Letter.

6. This Agreement is for settlement purposes only. Therefore, if this Agreement is not accepted and the Order is not issued by the Assistant Secretary of Commerce for Export Enforcement pursuant to Section 766.18(a) of the Regulations, no Party may use this Agreement in any administrative or judicial proceeding and the Parties shall not be bound by the terms contained in this Agreement in any subsequent administrative or judicial proceeding.

7. This Agreement constitutes and contains the entire agreement and understanding among the parties, and the terms of this Agreement, or the Order, if issued, may not be varied or otherwise altered or affected by any agreement, understanding, representation, or interpretation not contained in this Agreement; nor shall this Agreement serve to bind, constrain, or otherwise limit any action by any other agency or department of the U.S. Government with respect to the facts and circumstances addressed herein.

8. This Agreement shall become binding on the Parties only if the Assistant Secretary of Commerce for Export Enforcement approves it by issuing the Order, which will have the same force and effect as a decision and order issued after a full administrative hearing on the record.

Seagate Technology LLC

Seagate Singapore International Headquarters PTE. LTD.

Settlement Agreement

9. BIS will make the Proposed Charging Letter, this Agreement, and the Order, if issued, available to the public.

10. Each signatory affirms that they have authority to enter into this Settlement Agreement and to bind their respective party to the terms and conditions set forth herein.

11. If any provision of this Settlement Agreement is found to be unlawful, only the specific provision in question shall be affected and the other provisions shall remain in full force and effect.

BUREAU OF INDUSTRY AND SECURITY		SEAGATE TECHNOLOGY LLC SEAGATE SINGAPORE
U.S. DEPARTMENT OF COMMERCE		INTERNATIONAL HEADQUARTERS PTE. LTD.

/s/ John Sonderman		/s/ Dr. Dave Mosley
John Sonderman		Dr. Dave Mosley
Director of Export Enforcement		Chief Executive Officer

Date:	April 18, 2023	Date:	April 18, 2023

Reviewed and approved by:

/s/ Peter Lichtenbaum
Peter Lichtenbaum, Esq.
Covington & Burling LLP

		Date:	April 18, 2023

/s/ Roszel C. Thomsen II
Roszel C. Thomsen II, Esq.
Thomsen and Burke, LLP

		Date:	April 18, 2023